UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

HARVEST NATURAL RESOURCES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PROXY STATEMENT

HARVEST NATURAL RESOURCES, INC.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(281) 899-5700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:30 a.m., Central Daylight Time, Thursday, May 17, 2012

PLACE	Harvest Natural Resources, Inc. 1177 Enclave Parkway Suite 300 Houston, Texas 77077

ITEMS OF BUSINESS

(1)     To elect seven directors;

(2)     To ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as our auditors for fiscal year 2012; and

(3)     To consider such other business as may properly come before the meeting.

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on Friday, March 30, 2012.

VOTING BY PROXY	Please submit the proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the internet, (2) by telephone or (3) by mail. For specific instructions, please refer to the Questions and Information beginning on page 43 of this proxy statement and the instructions on the proxy card.

STOCKHOLDER LISTING	A list of our stockholders as of March 30, 2012, will be available for inspection by our stockholders at the Company’s headquarters, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, during the ten days immediately preceding the date of the Annual Meeting.

By Order of the Board of Directors

JAMES A. EDMISTON
President and Chief Executive Officer

This proxy statement and accompanying proxy card are being distributed on or about April 12, 2012.

2012 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

The Board of Directors (the “Board”) of Harvest Natural Resources, Inc. (“Harvest” or the “Company”) is providing these proxy materials to you in connection with our annual meeting of stockholders, which will take place on May 17, 2012, and soliciting your proxy with respect to the meeting. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, corporate governance, our Board and its committees, information on the compensation of directors, a discussion and analysis of our compensation program for our executives, information on the compensation paid to our named executive officers and certain other required information. Our 2011 Annual Report to Stockholders is being mailed to you simultaneously with this proxy statement.

There are two proposals scheduled to be voted on at the meeting:

•	The election of seven directors; and

•	The ratification of the appointment of our independent registered public accounting firm.

On or before April 12, 2012, we mailed to our stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2011 annual report online.

CORPORATE GOVERNANCE

Corporate governance is part of our culture and a guiding principle in our behavior. The Board has adopted Guidelines for Corporate Governance, which require that independent directors comprise a majority of the Board and that the Chairman of the Board be elected from the independent directors. In addition, the Guidelines for Corporate Governance require that each standing committee of the Board be comprised solely of independent directors. Other matters included in the Guidelines for Corporate Governance are Board and director responsibilities, director qualifications, operation of the Board, director compensation, the operation and responsibilities of Board committees and management responsibilities.

The Board has also adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Board last amended the Code of Business Conduct and Ethics in December 2010. The Board has not granted any waivers to the Code of Business Conduct and Ethics.

The Guidelines for Corporate Governance, the Code of Business Conduct and Ethics and the charters of all the Board committees are accessible on our website under the Corporate Governance section at http://www.harvestnr.com. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on our website.

Board of Directors

General

Our Board is comprised of seven members.

During 2011, the Board held nine regularly-scheduled and special meetings. The average attendance in 2011 of all directors at Board and committee meetings was 100 percent. None of our directors attended fewer than 100 percent of the aggregate number of the meetings of the committees on which he serves.

The non-management directors of the Board meet in regularly-scheduled executive sessions without a member of Company management present. The presiding director at all of these meetings is our Chairman of the Board. Each year the Board conducts a self-evaluation as a means to determine its effectiveness.

Leadership Structure

As prescribed by our Bylaws, the Chairman of the Board has the power to preside over all meetings of the Board. Our Board has selected Mr. Stephen D. Chesebro’ to serve as Chairman of the Board. Mr. Chesebro’ has served in this capacity since 2001. The Board has determined that this structure is appropriate for the Company as it allows our Chief Executive Officer (“CEO”) to focus on his position as an advocate for management’s perspective with regard to the Company’s goals while ensuring that the Board, and therefore the Company, is steered by an objective, independent guide. Additionally, the Board believes that this structure fosters dialogue and debate among the directors.

Risk Oversight

The Board considers oversight of the Company’s risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic, political and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management and risk mitigation strategies. Following its discussion of these reports, the Board may offer guidance and suggestions to management, but generally will defer to management to implement any risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role.

Part of the Audit Committee’s responsibilities, as set forth in its charter, is to discuss with management the major financial risk exposures faced by the Company and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, management identifies for the Audit Committee the material business risks for the Company and identifies the Company’s internal controls that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.

Director Independence

Of our seven directors standing for re-election, six have been affirmatively determined by the Board to be independent, including our non-executive Chairman of the Board. The directors our Board has determined to be independent are Stephen D. Chesebro’, Dr. Igor Effimoff, H. H. Hardee, Robert E. Irelan, Patrick M. Murray and J. Michael Stinson. The Board’s determination of independence is based upon the standards set forth in its Guidelines for Corporate Governance, which may be found under the Corporate Governance section on our website at http://www.harvestnr.com. The Guidelines for Corporate Governance include the New York Stock Exchange independence standards. In making its determination of independence, the Board took into account responses of the directors to questions concerning their employment history, compensation, affiliations and family and other relationships.

Communications with the Board

Stockholders and other individuals may contact our Chairman of the Board, or other independent non-management directors, individually or as a group, for any reason, including to make complaints regarding our accounting, internal accounting controls or auditing matters. The Board may be contacted by mail at our principal executive offices or at our website through an e-mail link under the Corporate Governance section at http://www.harvestnr.com. All of the independent directors have approved a process for collecting, organizing and relaying stockholder communications.

Attendance at Annual Meeting of Stockholders

It is the policy of the Board that, to the extent possible, all directors attend the annual meeting of stockholders. All directors on the Board at the time of the 2011 Annual Meeting of the Stockholders attended the meeting.

Board Committees

The Board has three standing committees: (1) Audit, (2) Human Resources and (3) Nominating and Corporate Governance. The membership at the conclusion of 2011 and the function of each committee are described below.

Name of Director	Audit	Human Resources	Nominating and Corporate Governance
Stephen D. Chesebro’			X
James A. Edmiston
Igor Effimoff	X	X
H. H. Hardee	X		X
Robert E. Irelan		X
Patrick M. Murray	X		X
J. Michael Stinson	X	X

Number of Meetings in 2011	8	7	5

X = Committee member

The Audit Committee

The Audit Committee assists the Board in its oversight of:

•	our accounting and financial reporting policies and practices;

•	the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications, independence and objectivity;

•	the performance of our internal audit function and our independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements.

The Audit Committee acts as a liaison between our independent registered public accounting firm and the Board, and it has the sole authority to appoint or replace the independent registered public accounting firm and to approve any non-audit relationship with the independent registered public accounting firm. Our internal auditor and the independent registered public accounting firm report directly to the Audit Committee.

Our Audit Committee has established procedures for our employees or consultants to make a confidential, anonymous complaint or raise a concern over accounting, internal accounting controls or auditing matters concerning us or any of our companies and is responsible for the proper implementation of such procedures. The Audit Committee is also responsible for understanding and assessing our processes and policies for communications with stockholders, institutional investors, analysts and brokers.

The Audit Committee has access to our records and employees, and has the sole authority to retain independent legal, accounting or other advisors for committee matters. We will provide appropriate funding for the payment of the independent registered public accounting firm and any advisors employed by the Audit Committee.

The Audit Committee makes regular reports to the Board. Each year the Audit Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

The Board has determined that each member of the Audit Committee meets the independence standards of the Securities and Exchange Commission’s (“SEC”) requirements, the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has further determined that each member of the Audit Committee is financially literate and that Mr. Murray qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of SEC Regulation S-K. Information on the relevant experience of Mr. Murray is set forth in the discussion below under Proposal No. 1.

The Audit Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com).

The Human Resources Committee

The primary responsibilities of the Human Resources Committee are to:

•	annually review the performance of the CEO and make recommendations to the Board on all elements of his compensation;

•	annually review the compensation of the Board and make recommendations to the Board on compensation;

•	review and assess succession and business continuity planning;

•	establish and recommend to the Board all elements of executive compensation;

•	make recommendations to the Board with respect to incentive and equity compensation plans;

•	review and monitor overall compensation and benefit plans, and human resources policies and procedures; and

•	review and discuss with management the compensation discussion and analysis in our proxy statement.

The Human Resources Committee has the sole authority to retain a consulting firm to assist and advise on committee matters, including the evaluation of director, CEO, officer and employee compensation. In December 2006, the Human Resources Committee retained Stone Partners (now Frost HR Consulting) as its consulting firm on executive and director compensation. In 2008, Frost HR Consulting completed an extensive review of our compensation program with a focus on 1) determining an appropriate benchmarking approach and defining our peer group and 2) aligning our compensation philosophy with our unique strategic business objectives, particularly with respect to long-term incentives.

Executive and director compensation is reviewed at least annually by the Human Resources Committee. The Human Resources Committee makes all decisions regarding the compensation of our executive officers, including base salary, performance-based incentive awards and long-term incentive stock awards. Those decisions are submitted to the Board for approval. The Human Resources Committee also makes all decisions on director compensation and submits those decisions to the Board for approval. The compensation consultant to the Human Resources Committee makes recommendations as to the form and amount of executive and director compensation. Our CEO makes separate recommendations to the Human Resources Committee on the form and amount of executive compensation for other executive officers. See the “Compensation Discussion and Analysis” section of this proxy statement for information regarding the Human Resources Committee’s processes and procedures for considering and determining executive compensation.

Each year the Human Resources Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

The Board has determined that each member of the Human Resources Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance.

The Human Resources Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com).

Human Resources Committee Interlocks and Insider Participation

None of the members of the Board’s Human Resources Committee is or has been an officer or employee of the Company or has a relationship requiring disclosure under Item 404(a) of SEC Regulation S-K. No executive officer of the Company serves on the compensation committee or serves as a director of another entity where an executive officer of that entity also serves on the Human Resources Committee or on the Board.

The Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee are to:

•	develop the criteria and procedures for the identification and recruitment of candidates for election to serve as directors who will promote the best interest of the stockholders;

•	review qualifications and recommend director candidates to the Board, including those recommended by our stockholders, to be nominated for election by the stockholders or to fill any vacancy;

•	recommend directors to serve on and chair Board committees;

•	evaluate annually the performance of the Board; and

•	develop and recommend guidelines for corporate governance and a code of business conduct and ethics applicable to all of our directors, officers and employees.

Each year the Nominating and Corporate Governance Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

The Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance.

The Nominating and Corporate Governance Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com).

The Nominating and Corporate Governance Committee will consider nominations for director proposed by our stockholders if such nominations are submitted within the time limits and in the manner prescribed by applicable rule, law and the Company Bylaws. To be timely, a stockholder’s nomination for director must be delivered to or mailed and received by the Secretary of the Company at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2013 annual meeting, would be no later than February 16, 2013). A stockholder’s nomination of a director to the Secretary shall (a) identify the nominee or nominees and provide a brief description of their business experience and background, (b) the name and address of the stockholder as they appear on our books, (c) the class and number of shares that are beneficially owned by such stockholder, (d) any material relationship between the nominee(s) and the stockholder and the Company and (e) contact information of the nominee(s) for follow-up information requests by the Board. In addition, if the stockholder’s ownership of our shares, as set forth in the notice, is solely beneficial, documentary evidence of such ownership must accompany the notice. Please see page 45 for additional information on submitting stockholder proposals.

Under the Board’s Guidelines for Corporate Governance, at least a majority of our directors must be independent, and individuals who are more than seventy-two years old or serve on the board of more than three other publicly-held companies are not eligible to serve on the Board.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of members of the Board. Factors the Nominating and Corporate Governance Committee shall consider in identifying and evaluating director nominees include:

•	High personal and professional ethics, integrity and values;

•	Collective breadth of experience in matters such as:

•	international operations,

•	the energy business,

•	board membership,

•	service as the chief executive or operating officer in a publicly-held company, and

•	auditing, accounting, finance or banking;

•	Independence in fact and intellectually;

•	An interest and the availability of time to be involved with the Company and employees over a sustained period; and

•	The ability and willingness to objectively appraise management and Board performance in the interests of the stockholders.

The Board and the Nominating and Corporate Governance Committee do not have a formal diversity policy. The Board and the Nominating and Corporate Governance Committee consider candidates that will make the board as a whole reflective of a range of talents, skills, diversity and expertise.

In considering these factors, no distinction is drawn between nominees recruited by or for the Board and nominees recommended by stockholders.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing the size, composition and organization of the Board and recommending to the Board policies, changes and other action it deems advisable. During 2011, the Nominating and Corporate Governance Committee considered adding additional Board members, but determined not to do so.

Director Compensation

Our philosophy in determining director compensation is to align compensation with the long-term interests of the stockholders, adequately compensate the directors for their time and effort and establish an overall compensation package that will attract and retain qualified directors. In determining overall director compensation, we seek to strike the right balance between the cash and stock components of director compensation. The Board’s policy is that the directors should hold equity ownership in the Company and that a portion of the director fees should consist of Company equity in the form of restricted stock and stock grants. The Board also believes that directors should develop a meaningful equity position over time and has adopted stock retention guidelines applicable to all directors. These guidelines state directors must retain (i) at least 50 percent of the shares of restricted stock granted to them for at least three years after the restriction lapses and (ii) at least 50 percent of the net shares of stock received through the exercise of an option or stock appreciation right must be retained by a director for at least three years after the exercise date.

Our retainer and meeting fee schedule remained the same in 2011 as it was in 2010, 2009 and 2008. Each non-employee director of the Company received cash compensation as follows:

•	An annual Board retainer of $40,000, plus travel and related expenses;

•	A meeting fee of $1,500 for each board or committee meeting attended;

•

An annual committee retainer of $20,000 for serving as committee chair of the Audit Committee, $15,000 for serving as committee chair of the Human Resources Committee and $10,000 for serving as committee chair of the Nominating and Corporate Governance Committee; and

•	A fee of $1,500 per day for attending business meetings on our behalf in the member’s capacity as a director that requires out of town travel or a substantial commitment of time.

Our director compensation includes additional compensation for the non-executive Chairman of the Board in recognition of the significant added responsibilities and time commitments of that position. In addition to his compensation as a director, he receives a retainer of $120,000 a year; this 2011 retainer remained the same as the retainer in 2010 and 2009.

Under the Harvest Natural Resources 2010 Long Term Incentive Plan, directors are eligible to receive restricted stock, stock options and SAR grants. In May 2011, the Board approved a restricted stock award of 9,000 shares for each director.

The following table sets forth the cash and other compensation paid to the non-employee members of our Board of Directors in 2011.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(7)	Total ($)

Stephen D. Chesebro’	$194,000	(1)	$100,710	$294,710

Igor Effimoff	83,500	(2)	100,710	184,210

H. H. Hardee	83,500	(3)	100,710	184,210

Robert E. Irelan	91,000	(4)	100,710	191,710

Patrick M. Murray	102,000	(5)	100,710	202,710

J. Michael Stinson	77,500	(6)	100,710	178,210

(1)	Includes $1,500 in business meeting fees and $1,500 for travel day.
(2)	Includes $4,500 in business meeting fees and $3,000 for travel days.
(3)	Includes $4,500 in business meeting fees and $4,500 for travel days.
(4)	Includes $6,000 in business meeting fees.
(5)	Includes $4,500 in business meeting fees and $4,500 for travel days.
(6)	Includes $1,500 in business meeting fees.
(7)	The amounts included in this column represent the aggregate grant date fair value of the grant of 9,000 deferred shares granted to each of our non-employee directors on May 20, 2011. As of December 31, 2011, each of the non-employee directors had aggregate outstanding deferred shares as follows: Mr. Chesebro’ — 12,334; Dr. Effimoff — 12,334; Mr. Hardee — 12,334; Mr. Irelan — 12,334; Mr. Murray — 12,334 and Mr. Stinson — 12,334.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are seven nominees for election to our Board of Directors this year. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

In particular, with regard to Messrs. Chesebro’, Edmiston, Irelan and Stinson and Dr. Effimoff, the Nominating and Corporate Governance Committee considered their strong backgrounds in the oil and gas sector, believing that their individual experiences at management levels with large multinational corporations engaged in oil and gas exploration and production are invaluable in evaluating the performance of management and other aspects of the Company. The Nominating and Corporate Governance Committee considered Mr. Murray’s individual experiences at management levels with large multinational corporations engaged in oil and gas services as a valuable complement to the experiences of the other directors. Additionally, the Nominating and Corporate Governance Committee considered the engineering education and experiences of Messrs. Chesebro’, Edmiston, Stinson and Irelan and Dr. Effimoff important to understand the goals and challenges of the Company and to effectively advise the direction of the Company in the oil and gas industry. With respect to Messrs. Hardee and Murray, the Nominating and Corporate Governance Committee considered their significant experience, expertise and background with regard to financials and financial and accounting matters and business management. The Nominating and Corporate Governance Committee also considered the broad perspective brought by Mr. Hardee’s and Dr. Effimoff’s experiences in consulting to clients and, with respect to Messrs. Hardee and Murray, serving in directorships in many diverse industries. The Nominating and Corporate Governance Committee also considered the many years of experience with the Company and in the industry represented by Mr. Edmiston, our CEO. Additionally, with respect to Messrs. Chesebro’, Edmiston, Irelan, Murray and Stinson and Dr. Effimoff, the Nominating and Corporate Governance Committee considered their experience in international business vital to the Company’s global strategy. With respect to Mr. Stinson, the Nominating and Corporate Governance Committee believes that his experience in governmental relations on an international level provides valuable insight to assist management in establishing and maintaining their relationships with foreign governments, which is a primary focus of the Company.

Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees.

Stephen D. Chesebro’ Appointed Director in October 2000 Age 70	Mr. Chesebro’ has served as the Chairman of the Board of
Harvest Natural Resources, Inc. since 2001. From December
1998 until he retired in 1999, he served as President and Chief
Executive Officer of PennzEnergy, the independent oil and gas exploration and production company that was formerly a
business unit of Pennzoil Company. From February 1997 to
December 1997, Mr. Chesebro’ served as Group Vice President
– Oil and Gas and from December 1997 until December 1998
he served as President and Chief Operating Officer of Pennzoil
Company, an integrated oil and gas company. From 1993 to
1996, Mr. Chesebro’ was Chairman and Chief Executive
Officer of Tenneco Energy, a $4 billion global energy company.
Tenneco Energy was part of Tenneco, Inc., a worldwide
corporation that owned diversified holdings in six major
industries. Mr. Chesebro’ is an advisory director to Preng &
Associates, an executive search consulting firm. In 1964, Mr.
Chesebro’ graduated from the Colorado School of Mines. He
was awarded the school’s Distinguished Achievement Medal in
1991 and received his honorary doctorate from the institution in
1998. He currently serves on the school’s visiting committee for petroleum engineering, and is a member of the Colorado School of Mines Foundation Board of Governors. In 1994, Mr.
Chesebro’ was the first American awarded the H. E. Jones
London Medal by the Institution of Gas Engineers, a British
professional association. Since December 2005, he has served as the President of the Chesebro’ Foundation, Inc., a private charitable foundation incorporated in Delaware.

James A. Edmiston Elected Director in May 2005 Age 52	Mr. Edmiston was elected President and Chief Executive Officer of Harvest Natural Resources, Inc. on October 1, 2005. He joined the Company as Executive Vice President and Chief Operating Officer on September 1, 2004. Prior to joining Harvest, Mr. Edmiston was with Conoco and ConocoPhillips for 22 years in various management positions including President, Dubai Petroleum Company (2002-2004), a ConocoPhillips affiliate company in the United Arab Emirates and General Manager, Petrozuata, C.A., in Puerto La Cruz, Venezuela (1999-2001). Prior to 1999, Mr. Edmiston also served as Vice President and General Manager of Conoco Russia and then as Asset Manager of Conoco’s South Texas Lobo Trend gas operations. Mr. Edmiston earned a Bachelor of Science degree in Petroleum Engineering from the Texas Tech University and a Masters of Business Administration from the Fuqua School of Business at Duke University. Mr. Edmiston was inducted into the Petroleum Engineering Academy and was recognized as a Distinguished Engineer by the Texas Tech College of Engineering in 2009. Mr. Edmiston is a Member of the Society of Petroleum Engineers.

Dr. Igor Effimoff Appointed Director in February 2008 Age 66	Dr. Igor Effimoff is founder and principal of a firm that
provides upstream and midstream consulting services since
2005. From 2002 until 2005 he was Chief Operating Officer for
Teton Petroleum Company. Between 1996 and 2001, he was
President of Pennzoil Caspian Corporation, managing their
interests in the Caspian Region. Between 1994 and 1996 he was
the Chief Executive Officer of Larmag Energy, NV, a privately-
held Dutch oil and gas production company with its primary
assets in the Caspian Sea. He has served in senior executive roles with Ashland Exploration Inc., Zilkha Energy Company
and Kriti Exploration, Inc. Dr. Effimoff has authored numerous technical and business articles. He is a member of American
Association of Petroleum Geology, the Society of Petroleum
Engineers, the Society of Exploration Geophysicists and the
Geological Society of America. Dr. Effimoff served on the
audit and compensation committees of TrueStar Petroleum
Corporation in 2007. He currently serves on the board of IPC
Oil and Gas Holdings Ltd. He has a Doctorate in Geology from the University of Cincinnati and completed the Harvard
Advanced Management Program.

H. H. Hardee Appointed Director in October 2000 Age 57	Mr. Hardee has been a Senior Vice President—Financial Advisor with RBC Wealth Management, since 1994. From 1991 through 1994, Mr. Hardee was a Senior Vice President with Kidder Peabody. From 1977 through 1991, Mr. Hardee was a Senior Vice President at Rotan Mosle/Paine Webber Inc. Mr. Hardee was named as one of America’s best financial advisors for 2009, 2010 and 2011 by Barron’s financial newspaper and by Reuters AdvicePoint. Furthermore, Mr. Hardee has been recognized by NABCAP, the National Association of Board Certified Advisory Practices, as a Premier Wealth Advisor. He currently advises/manages over $400 million in assets. Mr. Hardee’s expertise is advising high net worth individuals and small to mid-sized corporations. Mr. Hardee is a former director of the Bank of Almeda and Gamma Biologicals. He is also a former limited partner and advisory director of the Houston Rockets of the National Basketball Association. Mr. Hardee has a finance degree from the McCombs School of Business at the University of Texas. He has earned an Accredited Wealth Management designation through the Estate and Wealth Strategies Institute of Michigan State University. He holds a certification of director education from the National Association of Corporate Directors Institute.

Robert E. Irelan Appointed Director in February 2008 Age 65	Mr. Irelan has over 40 years of experience in the oil and gas industry. He retired from Occidental Petroleum as Executive
Vice President of Worldwide Operations in April 2004, having started there in 1998. Prior to Occidental Petroleum, Mr. Irelan held various positions at Conoco, Inc. from 1967 until
1998. Upon his retirement he opened his own company, Naleri
Investments LLC. He also partnered in several entrepreneurial ventures including Rapid Retail Solutions LLC, BISS Product
Development LLC and All About Baby LLC. Mr. Irelan earned
his Professional Engineering degree in Petroleum Engineering from Colorado School of Mines. He also has advanced studies
in Mineral Economics. He was awarded the Distinguished
Achievement Award from the school in 1998.

Patrick M. Murray Appointed Director in October 2000 Age 69	In 2007, Mr. Murray retired from Dresser, Inc. He had been the Chairman of the Board and Chief Executive Officer since 2004. Dresser, Inc. is an energy infrastructure and oilfield products and services company. From 2000 until becoming Chairman of the Board, Mr. Murray served as President and Chief Executive Officer of Dresser, Inc. Mr. Murray was President of Halliburton Company’s Dresser Equipment Group, Inc. Vice President, Strategic Initiatives of Dresser Industries, Inc. and Vice President, Operations of Dresser, Inc. from 1996 to 2000. Mr. Murray has also served as the President of Sperry-Sun Drilling Services from 1988 through 1996. Mr. Murray joined NL Industries in 1973 as a Systems Application Consultant and served in a variety of increasingly senior management positions. Mr. Murray currently serves on the board and audit committee of Precision Drilling Corporation, a publicly-held contract drilling company. Mr. Murray is also on the board of the World Affairs Council of Dallas Fort Worth. He is on the board of advisors for White Deer Energy and the Maguire Energy Institute at the Edwin L. Cox School of Business, Southern Methodist University, and is a member of the Board of Regents of Seton Hall University. Mr. Murray holds a B.S. degree in Accounting and a Master of Business Administration from Seton Hall University. He served for two years in the U.S. Army as a commissioned officer.

J. Michael Stinson Appointed Director in November 2005 Age 68	Since September 2006, Mr. Stinson has been Chairman of
TORP Terminal LP, the U.S. unit of a Norwegian LNG
technology company. From 2004 until November of 2009, he
served as a director of Enventure Global Technology, Inc., an oil equipment company, most recently as the Chairman of their
Audit and Finance Committee. From January 2005 until
November 2007, he was Chairman of the Board of Paulsson
Geophysical Services, Inc., a vertical seismic profiling
technology company. From February through August 2004, Mr.
Stinson served with the U.S. Department of Defense and the
Coalition Provisional Authority as Senior Advisor to the Iraqi
Ministry of Oil. From 1965 to 2003, Mr. Stinson was with
Conoco and ConocoPhillips in a number of assignments in
operations and management. His last position at ConocoPhillips was as Senior Vice President, Government Affairs in which he was responsible for government relations with particular
emphasis on developing and facilitating international business development opportunities in various countries. Previous
positions included Senior Vice President – Business
Development, Vice President – Exploration and Production,
Chairman and Managing Director of Conoco (UK) Limited,
Vice President/General Manager of International Production for
Europe, Africa and the Far East, and President and Managing
Director of Conoco Norway, Inc. Mr. Stinson earned a Bachelor of Science degree in Industrial Engineering from Texas Tech
University and a Masters of Business Administration from
Arizona State University. He is a member of the Society of
Petroleum Engineers, the American Association of Petroleum
Geologists and the Society of Exploration Geophysicists.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2012.

Our Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

EXECUTIVE OFFICERS

The following table provides information regarding each of our executive officers.

Name	Age	Position

James A. Edmiston *	52	President and Chief Executive Officer

Stephen C. Haynes	55	Vice President, Finance, Chief Financial Officer and Treasurer

Keith L. Head	54	Vice President, General Counsel and Corporate Secretary

Karl L. Nesselrode	54	Vice President, Engineering & Business Development

Patrick R. Oenbring	60	Vice President, Western Operations

Robert Speirs	56	Senior Vice President, Eastern Operations

*	See Mr. Edmiston’s biography on page 9.

Stephen C. Haynes has served as our Vice President, Chief Financial Officer and Treasurer since May 19, 2008. Mr. Haynes performed various financial consulting engagements from January 1, 2008 until his appointment with Harvest. Previously, he served as Chief Financial Officer for Cygnus Oil and Gas Corporation for the period February 1, 2006 through December 31, 2007. Before joining Cygnus, Mr. Haynes was the Corporate Controller with Carrizo Oil and Gas for the period January 1, 2005 through January 31, 2006. Mr. Haynes served as an independent consultant from March 2001 through end of 2004. From March 1990 through December 2000, Mr. Haynes served in a series of increasing responsibilities in international managerial and executive positions with British Gas, culminating in his appointments as Vice President-Finance of Atlantic LNG, a joint venture of British Gas and several industry partners in Trinidad and Tobago. Mr. Haynes is a Certified Public Accountant, holds a Master of Business Administration degree with a concentration in Finance from the University of Houston and a Bachelor of Business Administration degree in Accounting from Sam Houston State University. He also attended the Executive Development Program at Harvard University.

Keith L. Head has served as our Vice President, General Counsel and Corporate Secretary since May 7, 2007. He joined Texas Eastern upon graduation from law school and remained with the same organization through mergers with Panhandle Eastern, Duke Energy Corporation and Cinergy Corp. Mr. Head held various business development positions with Duke Energy Corporation from 1995 to 2001. His corporate development work included the identification, evaluation and negotiation of acquisitions in Latin America, North America and the United Kingdom. Mr. Head was Senior Vice President and General Counsel at Duke Energy North America from 2001 to 2004 and Associate General Counsel of Duke Energy Corporation from 2004 through December 2006. After leaving Duke Energy, Mr. Head joined Harvest in May 2007. He currently serves on two non-profit boards: MentorCONNECT and the Texas Accountants and Lawyers for the Arts. Mr. Head holds a Bachelor of Science degree in Business Administration from the University of North Carolina. He received both a Juris Doctorate and Masters in Business Administration from the University of Texas in 1983.

Karl L. Nesselrode has served as Vice President, Engineering and Business Development of the Company since November 17, 2003. From August 9, 2007 to August 2, 2010, he accepted a long-term secondment to Petrodelta as its Operations and Technical Manager while remaining an officer of Harvest. From February 2002 until November 2003, Mr. Nesselrode was President of Reserve Insights, LLC, a strategy and management consulting company for oil and gas. He was employed with Anadarko Petroleum Corporation as Manager Minerals and Special Projects from July 2000 to February 2002. Mr. Nesselrode served in various managerial positions with Union Pacific Resources Company from August 1979 to July 2000. Mr. Nesselrode earned a Bachelor of Science in Petroleum Engineering from the University of Tulsa in 1979 and completed Harvard Business School Program for Management Development in 1995.

Patrick R. Oenbring served as Vice President, Western Operations from April 14, 2008 until the third quarter of 2011, following the sale of the Company’s oil and gas properties in Utah. Mr. Oenbring has 34 years of experience in the oil and gas business in both technical and management positions. From October 2007 until coming to Harvest, he worked as an independent consultant. He was the Chief Operating Officer for Cygnus Oil and Gas Company (formerly Touchstone Resources) from March 2006 until September 2007. Technip Offshore, Inc. employed Mr. Oenbring as Senior Project Manager from May 2005 until February 2006. He began his career with Conoco in 1974 and served in several capacities with responsibilities on the North Slope of Alaska, the Gulf of Mexico, the North Sea, the Middle East, the Far East, Canada, Nigeria and the United States. Mr. Oenbring joined Occidental Petroleum Corporation (Occidental) in 1997, as President and General Manager, Occidental Petroleum of Qatar and subsequently returned to the United States in 2000 as President and General Manager, Occidental Permian. In 2003, Mr. Oenbring retired from Occidental and became an independent consultant to the oil and gas industry, serving diverse clients in West Texas, Colombia, India and Houston. While Mr. Oenbring was the Chief Operating Officer at Cygnus, Cygnus filed for bankruptcy protection in 2007. Mr. Oenbring holds a Bachelor of Science degree in Chemical Engineering from the University of Kansas. He is a graduate of the University of Pittsburgh executive development program and is a registered Professional Engineer in the State of Texas.

Robert Speirs has served as Senior Vice President, Eastern Operations since July of 2011. Prior to his promotion, his title had been Vice President, Eastern Operations since December 6, 2007. He joined Harvest in June 2006 as President and General Manager, Russia. Previously Mr. Speirs was President of Marathon Petroleum Russia and General Director of their wholly-owned subsidiary, KhantyMansciskNefte Gas Geologia from March 2004 through May 2006. Prior to joining Marathon, Mr. Speirs was Executive Vice President of YUKOS EP responsible for engineering and construction from June 2001. During both these periods, Mr. Speirs spent considerable time in West Siberia where he oversaw substantial increases in production at both companies. From November 1997 until March 2001, Mr. Speirs resided in Jakarta where he served as President of Premier Oil Indonesia. During this period, Premier was active in all phases of the Upstream business, culminating in the commissioning of the West Natuna Gas Project. Prior to 1997, Mr. Speirs was with Conoco for 21 years in various leadership positions in the US, UK, Russia, Indonesia, Singapore and Dubai, UAE. Mr. Speirs earned a Bachelor of Science degree with Honors in Engineering Science from the University of Edinburgh. He also attended the Executive Management Program at INSEAD.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Harvest’s Compensation Discussion and Analysis describes the Company’s compensation program for the executive officers identified in the Summary Compensation Table. Throughout this proxy statement we refer to these individuals as “named executive officers”. They are James A. Edmiston, President and Chief Executive Officer (“CEO”); Stephen C. Haynes, Vice President and Chief Financial Officer; Robert Speirs, Senior Vice President – Eastern Operations; Karl L. Nesselrode, Vice President – Engineering and Business Development, Keith L. Head, Vice President and General Counsel and Patrick R. Oenbring, Vice President – Western Operations. During 2011, the Company sold its oil and gas properties in Utah. As a result of that sale, Mr. Oenbring left Harvest’s employment during the third quarter. Corporate officers other than the named executive officers are noted in the discussion.

Summary of Executive Compensation Decisions Made in 2011/2012

During 2011, our executive compensation decisions included:

•

Base salary increases on June 1, 2011 of 16.9 percent for the CEO and an average of 5.7 percent for the other named executive officers. These increases were made to move base salaries closer to the 50th percentile of the market;

•	Performance awards were granted for the sale of the Utah properties;

•

2011 annual cash incentive awards were paid in February 2012. The CEO received 77 percent of his target incentive and the other named executive officers received an average of 90.4 percent of their target incentive; and

•	The 2011 long-term incentive awards were paid with approximately 30 percent restricted stock and 70 percent stock options valued at the closing stock price on May 20, 2011.

During 2012, our executive compensation decisions included:

•

Changed base salary management cycle for all employees to March from June to better align cash compensation decisions and the recognition of prior year performance results. As a result, base salary increases of 1.8 percent for the CEO and averaging 3.3 percent for the named executive officers were effective in March 2012; and

•	2012 incentive awards will be paid in 2013. Award payments for the CEO and the other named executive officers will be determined using targeted annual incentive performance measures.

Company Overview and Compensation Objectives

In 2011, we continued building a portfolio of exploration prospects that complement the production and development properties we currently hold in Venezuela. In May of 2011, we closed on the sale of our oil and gas assets in Utah. We continue to hold exploration acreage mainly onshore in West Sulawesi, Republic of Indonesia (“Indonesia”), offshore of Republic of Gabon, onshore in Sultanate of Oman (“Oman”), and offshore of the People’s Republic of China (“China”). We are headquartered in Houston, Texas with regional/technical offices in the United Kingdom and Singapore and field offices in Jakarta, Indonesia, Port Gentil, Gabon, and Muscat, Oman.

We achieved the following results in 2011:

•	Increased gross production in Venezuela to 11.4 million barrels of oil or an average of 31,205 barrels of oil per day, an increase of 33% over 2010;

•	Closed the sale of Utah assets in May 2011, received proceeds of $217.8MM (net $205MM) and achieved a return on investment of 138% with a cycle time of three years;

•	Discovered hydrocarbons in Gabon estimated to hold gross un-risked contingent resources of 26 million barrels of oil equivalent;

•	Drilled two wells in the Budong-Budong block in Sulawesi, Indonesia, and confirmed the presence of a working petroleum system;

•	Maintained proved and probable (2P) reserves from 2010;

•	Spudded two-well drilling program in Oman and subsequently completed 70 combined days ahead of schedule and under budget; and

•	Reduced debt to $15.5 million in March 2012, down from $81.2 million at year-end 2010.

The following graphs highlight the Company results for 2011:

Note: Annual Net Production and Net Proved and Probable Reserves for 2010 include production and reserves from the Utah asset which were sold in 2011. (MBOE = Thousand Barrels of Oil Equivalent)

The Human Resources Committee (the “Committee”) of the Board of Directors has the discretion to exercise their judgment in weighing the achievement of specific performance measures. For 2011, it considered total shareholder return, financial management, reserves, production, transactions completed, exploration activity, operational efficiencies, asset portfolio management, social responsibility/governance and safety. While total shareholder return was down in 2011, the Company remained in the top quartile of its Peer Group over a three-year period. Annual net production in 2011 was up 33% over the prior year while reserves were unchanged. The Company used partial proceeds from the sale of its Utah properties to reduce its overall debt level to strengthen its balance sheet, while refocusing on its international portfolio. Given the operational and technical challenges faced by the Company, the Committee determined that the management team effectively managed the exploration assets they controlled and operated during the year. The Committee took all of these items into consideration in determining annual incentive awards in order to be consistent with our compensation philosophy.

Compensation Philosophy

Our compensation philosophy is to offer a competitive total compensation package to enable us to attract, motivate and retain key executives. Our compensation objectives include:

•	Offering total compensation that is competitive with the select peer group of globally-focused oil and gas companies with which we compete for executive talent;

•	Providing annual cash incentive awards that take into account performance factors weighted by both corporate and individual goals;

•	Aligning the interest of executive officers and directors with stockholder value creation by providing significant equity based long-term incentives; and

•	Providing incentives to executives for achieving challenging corporate goals.

The Committee oversees the development and execution of our compensation program. The Committee annually reviews our compensation philosophy and tests its ability to promote meeting the objectives stated above. The Committee recommends compensation for the named executive officers, short-term cash bonuses, long-term cash and non-cash compensation, and submits its recommendations to the Board for approval. Three independent directors comprise the Committee. The Committee meets as needed, but no less than quarterly to review compensation and benefits programs with management. It subsequently approves any changes. Our Human Resources, Accounting and Legal Department employees handle the day-to-day design and administration of employee compensation and benefit programs available to our employees.

Say-on-Pay Results

At our May 20, 2011 annual stockholders meeting, Harvest received strong support for the 2011 compensation program from over 90% of the stockholders eligible to vote. Taking these results into advisement, the Committee does not plan to make any changes to our executive compensation program during 2012, but continues to evaluate our program and the environment in which we operate for necessary improvements. Further at the stockholders meeting, a plurality of votes favored conducting the Say-on-Pay vote every two years. As a result, the Committee has determined that the next Say-on-Pay vote will be held at the 2013 annual stockholders meeting.

Setting Executive Compensation

Our compensation program consists of several forms of compensation: base salary, annual performance based incentive awards, long-term incentives and personal benefits. Base salary and annual performance based incentive awards are generally cash-based. Long-term incentives typically consist of stock options, stock appreciation rights, restricted stock units and/or restricted stock awards. The Committee reviews the compensation recommendations from the CEO and our independent consultants’ advice on competitive trends regarding base salary, annual incentive awards and long-term incentives. The Committee exercises its collective judgment in establishing executive compensation based on performance, compensation history and market information. The recommendations are then made to the full Board of Directors for its approval.

The Role of the Compensation Consultant —Compensation Consultant Independence

In 2011, the Committee engaged Frost HR Consulting (formerly Stone Partners), as the Committee’s independent compensation consultant, to benchmark our executive officer compensation levels with similar positions in our industry peer group. Frost HR Consulting reports to the Committee and does not perform any consulting work for management. The Committee has verified that the compensation consultant does not have any business or personal relationships with any Committee members or with Company management and that the compensation consultant does not own any Company stock. The Committee reviews the relationship annually for any conflicts of interest.

Peer Group and Compensation Surveys

The Committee considers market information from compensation surveys and peer company proxy statements when determining compensation for each of the executive officers. In May 2011, the Committee reviewed proxy statement data from a peer group of companies. The surveys used for benchmarking included:

•	Towers Watson 2010 Top Management Compensation Survey

•	William M. Mercer 2010 Energy Industry Compensation Survey

•	Effective Compensation Inc.’s (“ECI”) 2010 Oil and Gas Industry Compensation Survey

Each year, the Committee reviews the composition of the peer group and the compensation paid at these companies, as well as their corporate performance and other comparative factors in determining the appropriate compensation levels for our executives. No company in our peer group shares our unique risk profile, which is a function of our portfolio of producing assets and exploratory prospects as well as the regulatory and political environments in which we operate. Therefore, the Committee uses its judgment and business experience in addition to the peer group data in determining executive compensation.

The Committee selects peer companies for their shared similarities, including a common industry oil exploration focus, assets, market capitalization and enterprise value, among other factors. Revenue at the peer companies ranges from $25.0 million to $348.0 million for 2011 versus $359.0 million for Harvest, which is our 32% interest of gross revenue in our unconsolidated affiliate, Petrodelta, S.A. Our peer companies typically compete with us for executive talent. Our current industry peer group consists of the following companies:

• BPZ Resources, Inc.*	• GeoResources, Inc.*

• Carrizo Oil and Gas Inc.*	• Gulfport Energy, Corp*

• Crimson Exploration Inc.*	• Petroleum Development Corp*

• Endeavour International Corp.	• PetroQuest Energy, Inc.

• Energy Partners Ltd*	• Ram Energy Resources, Inc.*

• FX Energy, Inc.	• Toreador Resources, Corp.

• Gastar Exploration Ltd*	• VAALCO Energy, Inc.

*	Additions in 2011

In 2010, several larger companies appeared on our peer group list. In 2011, the Committee moved these larger companies to a Companies of Interest list, noting them as useful for general compensation trends only. This list currently includes; Anadarko Petroleum Corporation, Apache Corporation, EOG Resources, Inc., Pioneer Natural Resources Company, Stone Energy Corporation, Swift Energy Company, ATP Oil and Gas Corporation and Noble Energy, Inc. The Committee removed Hecla Mining and Callon Petroleum Company from the peer group.

For 2011, Frost HR Consulting benchmarked the 25th, 50th and 75th percentiles for the data sources mentioned above to provide the Committee with an understanding of competitive pay practices. These surveys, equally weighted with the proxy data, consider each element of compensation and are collectively referred to as the “market data” throughout this Compensation Discussion and Analysis. Frost HR Consulting also provides the Committee with advice on equity incentive compensation trends, including types and value of awards being used by other public companies.

The Role of the Executives in Human Resources Committee Meetings

The Committee invites our CEO, Vice President, Administration and Human Resources and Vice President, General Counsel and Corporate Secretary to attend its meetings. The Vice President, Administration and Human Resources acts as the Committee Secretary and provides reports on plan administration and human resources policies and programs. The Vice President, General Counsel and Corporate Secretary provides legal advice on human resource matters. The CEO makes recommendations with respect to specific compensation decisions. The Committee, without management present, regularly meets in executive session and with its compensation consultant to review executive compensation matters including market data as well as peer group information.

The CEO makes detailed recommendations to the Committee on performance evaluations, base salary changes and both equity and annual incentive-based compensation for executive officers and senior management (other than the CEO). From time to time, the CEO and members of management are invited to participate in Committee meetings to provide information regarding our strategic objectives, financial performance and recommendations regarding compensation plans. Management may be asked to prepare information for any Committee meeting. Depending on the agenda for a particular meeting, these materials may include:

•	Reports on our strategic objectives;

•	Financial reports;

•	Reports on achievement of individual and corporate performance objectives;

•	Information regarding compensation programs and compensation levels for executive officers, directors and other employees at peer companies;

•

Information on the total compensation of the executive officers, including base salary, cash incentives, equity awards, other compensation and any amounts payable to the executive officers upon voluntary or involuntary termination, or following a severance with or without a change in control; and

•	Information regarding all annual and equity incentive-based compensation, and health and welfare plans.

Executive Compensation Components

Our compensation program components are designed to reward executive officers’ contributions, while considering our specific operating situation and how they manage this situation consistent with our strategy. Factors considered in compensating our executives include individual experience, skill sets that are required for multi-national oil and gas operations and their proven record of performance. It is essential that we recruit and retain executives that understand the risk and complexity of global operations and our unique business strategy. All of our executive officers are mid-to-late career executives who have worked for larger energy companies and have alternatives; however, they decided to join the Company for the challenge and potential reward of working for a small, entrepreneurial organization.

The principal components of compensation and their purpose for executive officers in 2011 are:

Element	Form of Compensation	Purpose
Base salary	Cash	Provide competitive, fixed compensation to attract and retain executive talent
Annual performance- based incentive awards	Cash	Create strong financial incentive for achieving financial and strategic successes
Long-term incentive compensation	Stock Options and Restricted Stock Grants	Provides alignment between executive and shareholder interests by rewarding executives for performance based on appreciation in the Company’s share price and for retaining executives
Personal benefits	Eligibility to participate in plans extends to all employees	Broad-based employee benefits for health and welfare and retirement

Base Salary

We pay base salaries to our executive officers to compensate them for specific job responsibilities during the calendar year. In determining base salaries for our executive officers, the Committee considers market and competitive benchmark data for the executive’s level of responsibility. It targets between the 25th and 75th percentile of executive officers in comparable companies, with variation based on individual executive skill sets.

In June of 2011, our CEO received an annualized base salary increase of 16.9 percent and the named executive officers received an average annualized increase of 5.7 percent. Our CEO received a more substantial base salary increase in 2011 to adjust his base salary to be slightly above the peer group median. For 2012, the Committee moved the Company’s salary management review to February from May to better address cash compensation decisions for both salaries and bonuses. Consequently, in March the CEO received an annualized salary increase for 2012 of 1.8% and the named executive officers received an average annualized increase of 3.3%.

Base Salary-Annualized	Mr. Edmiston	Mr. Speirs	Mr. Haynes	Mr. Nesselrode	Mr. Head	Mr. Oenbring*
2011	$540,000	$335,000	$284,000	$258,000	$250,000	$315,000
2012	$550,000	$345,000	$295,000	$270,000	$265,000	N.A.

*	Mr. Oenbring terminated employment on July 5, 2011 as a result of the sale of our Utah assets.

Annual Performance-Based Incentive Awards

The Committee uses discretion in selecting indicators of performance in determining annual cash incentive awards. In 2011, the Committee recognized the accomplishments of the Company, in particular, the completion of the sale of our Utah assets, net production increases, our discovery in Gabon and the operational efficiencies in Oman.

Target award levels for annual incentives are set at 100 percent of base salary for the CEO and 50 percent of base salary for other named executive officers. In 2012 for 2011 performance, the CEO received 77 percent of target bonus as a performance-based incentive award, and the named executive officers received an average of 90.4 percent of target bonus as a performance-based incentive award.

For 2012, in addition to individual performance objectives, the Committee has established broad CEO and Company performance measures as follows:

•	Total Shareholder Return (weight 60%)

•	Reserve Additions/Production (weight 30%)

•	Social Responsibility and Governance (including safety) (weight 10%)

We believe the Company should have the ability to recover compensation paid to executive officers and key employees under certain circumstances. As a result, in 2011, the Committee addressed the recoupment issue and adopted the following policy statement:

“In the event the Board of Directors determines that any fraud or intentional misconduct caused or was a substantial contributing factor to a restatement of our financial statements, the Board of Directors may require reimbursement of any annual incentive compensation paid to an executive officer or certain other key employees to the extent the bonus paid exceeded what would have been paid had the financial results been properly reported. This policy will apply to all annual incentives paid after January 2012.”

In 2011, four named executive officers received a closing bonus for the Utah sales transaction. The bonus amounts are disclosed in the Summary Compensation Table under All Other Compensation.

Long-Term Incentive Compensation

On May 20, 2010, our stockholders approved the 2010 Long-Term Incentive Plan (the “2010 Plan”). This 2010 Plan allows us to recover any award which the Company deems was not warranted after any restatement of corporate performance.

The Committee reviewed burn rate information:

Harvest average burn rate 2009 to 2011	1.95	%*
Average Peer Group including Companies of Interest burn rate for 2010 (most recent available)	1.99	%*
Energy Advisory Group burn rate for 2011	4.03%

*	With restricted shares counted at 1.5 times stock options for Harvest and at other companies with multiplier that depends on a company’s volatility.

Long-term incentive awards are granted under our 2001, 2004, 2006 and 2010 Long Term Incentive Plans (“LTIPs”) and the awards are granted to our executive officers to align their personal financial interests with our stockholders. The LTIPs include provisions for stock options, stock appreciation rights, restricted stock and cash awards.

Our policy on stock awards is focused on determining the right mix of retention and ownership requirements to drive and motivate our executive officers’ behavior consistent with long-term interests of stockholders. The Committee is the administrator of our LTIPs and, subject to Board approval, has full power to determine the size of awards to our executives, to determine the terms and conditions of grants in a manner consistent with the LTIPs and to amend the terms and conditions of any outstanding award.

The CEO presents individual stock award recommendations for executive officers to the Committee, and after review and discussion, the Committee submits its recommendation to the Board for approval. The Committee’s policy is to grant awards on the date the Board approves them. Stock options and restricted stock will be granted once each calendar year on a predetermined date or at the effective date of a new hire or promotion, but not within six months of a previous award to the same individual. The price of options and the value of a restricted stock award issued to a new employee will be set at the closing price on the employee’s effective start date. The price of options and the value of a restricted stock award issued to an employee as a result of a promotion will be set at the closing price on the effective date of that promotion. Under no circumstances will a grant date be set retroactively.

The Board has adopted stock retention guidelines as an additional means to promote ownership of stock by executive officers and directors. The guidelines apply to any award of restricted stock or options to purchase our stock granted to executive officers and directors after February 2004. Under these guidelines, an executive officer or director must retain at least 50 percent of the shares of restricted stock for at least three years after the restriction lapses. Consequences for failure to adhere to these guidelines shall be determined by the Committee in its discretion including, without limitation, actions with respect to future compensation and future grants of stock options or restricted stock and performance measures. Under our Insider Trading Policy, executive officers and directors are strictly prohibited from speculative trading, including short sales and buying or selling puts or calls on the Company’s securities.

The long-term incentive awards for 2011 included stock options and restricted stock. This mix provides upside potential with the stock options and a more stable award in the form of restricted stock. Of the total award value, 70 percent was allocated to options and 30 percent to restricted shares.

As of December 31, 2011, the total shares available for grant as options under the LTIPs approved by our stockholders were:

Total available for grant as options	507,298

Total available for grants as restricted stock	87,300

Personal Benefits

Our executive officers are covered under the same health and welfare plans, including our 401(k) plan, as all employees. The executive officers also receive supplemental life insurance to cover the risks of extensive travel required in conducting our global business. We pay 100 percent of all premiums for the following benefits for employees and their eligible dependents:

•	All employees are entitled to a medical benefit with a maximum lifetime benefit of up to $5.0 million, with an annual out-of-pocket deductible of $1,000 per individual and $3,000 per family.

•

Life and accidental death and dismemberment (“AD&D”) insurance equal to two times annual salary with a minimum of $200,000 and a cap of $300,000 (or $400,000 with evidence of insurability), and additional coverage equal to five times annual salary ($1.0 million maximum) while traveling outside their home country on Company business.

•	Long-term disability benefits provide a monthly benefit of 60 percent of base salary up to a maximum of $10,000 per month.

•

Participation in our Statutory Profit Sharing Plan 401(k). Eligibility is effective the first day of the month following the date of hire. We use a safe harbor matching formula for Company contributions (dollar for dollar match up to 3 percent of pay, $0.50 for every dollar on the next 2 percent of pay subject to the statutory maximum salary limits). Participant and Company contributions are 100 percent vested from the date of contribution. At termination of employment, employees are eligible to receive their account balance in a lump sum.

•	All employees and their dependents receive annual dental and vision care benefits of $1,500 and $250, respectively, per employee and dependent.

We do not offer a pension plan or a non-qualified deferred compensation plan for executive officers or employees. In 2011, we did not offer perquisites to executive officers or other employees. We offer relocation and Foreign Service premiums to employees serving in an international location. The amount of the premium will vary depending upon the living conditions, political situation and general safety conditions of the international location. Expatriate employees are also provided housing and utilities allowances where applicable. They also receive a cost of living allowance to cover the differential between normal living expenses in the host and home countries and will continue to participate in the employee benefit plans available to home country employees.

Total Direct Compensation

Executive Compensation Compared to Market Data

For all named executive officers, in 2011 their compensation (after their June 2011 base salary increases) fell between the 45th and 58th percentile.

2011 Compensation in Relationship to Market Data	CEO	Other Named Executive Officers
Base Salary	51st Percentile	47th to 58th percentile
Actual Total Cash	46th Percentile	46th to 56th percentile
Actual Total Direct Compensation	48th Percentile	47th to 57th percentile

Executive Compensation Mix

The general mix of compensation for target-level performances in the annual incentive plan, plus the net annualized present value of long-term compensation grants, can range as follows, depending upon the executive officer. The Committee considered the following general percentage mix in establishing the total compensation for the Company’s executive officers for 2011 target performance. It is important to note that the influences on Company financial performance and stock price performance could significantly change the basic mix of compensation components as a percentage of total compensation:

For the CEO, 73.6 percent of his total direct compensation is considered “at-risk”. The named executive officers have 67 percent of their total direct compensation at risk.

Note: Annual incentive (“AI”) for Messrs. Edmiston, Head and Nesselrode includes a special accomplishment award for the sale of Utah in 2011.

Tax and Accounting Implications of Executive Compensation

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986 which imposes a limit of $1.0 million on the amount that a publicly-held corporation may deduct in any year for the compensation paid or accrued with respect to its named executive officers unless the compensation is performance based. None of our executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While we cannot predict with certainty how executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued, we intend to preserve the tax deductibility of all executive compensation while maintaining our executive compensation program as described in this discussion and analysis.

Employment Agreements

We have entered into Executive Employee Agreements with our current named executive officers; Messrs.’ Edmiston, Haynes, Speirs, Nesselrode and Head. The contracts have an initial term, which automatically extends for one year upon each anniversary unless a one-year notice not to extend is given by the executive. The current term of the employment agreements is through May 31, 2012.

Entitlements based on terms in Executive Employment Agreements if we terminate the employment without cause or notice (not related to Change of Control) OR the executive terminates employment for good reason

	Mr. Edmiston	Mr. Haynes	Mr. Speirs	Mr. Nesselrode	Mr. Head

A lump sum amount equal to a certain multiple of base salary	3 times	2 times	2 times	2 times	2 times

An amount equal to a certain number of years times the maximum annual employer contributions made under our 401(k) plan	3 years	2 years	2 years	2 years	2 years

Vesting of all stock options	Yes	Yes	Yes	Yes	Yes

Vesting of all restricted stock awards	Yes	Yes	Yes	Yes	Yes

Reimbursement of Outplacement Services	Yes	Yes	Yes	Yes	Yes

Restrictions on ability to compete with the company after termination of employment	2 years	2 years	2 years	2 years	2 years

See the table titled “Potential Payments under Termination or Change of Control in the Compensation of Executive Officers” for details on the above information.

The Committee believes the termination payment included in these employment agreements is needed to attract and retain the executives necessary to achieve our business objectives. However, the Committee also believes termination payments should not be guaranteed. Accordingly, a termination payment will not be paid if a termination occurs after notice and lapse of the notice period to terminate the employment agreement. Also, a termination payment will not be made if the executive officer resigns other than for good reason. Good reason under the Executive Employment Agreements includes: (1) a material breach of the employment agreement by the Company; (2) failure to maintain or reelect the executive officer to his position; (3) a significant reduction of the executive officer’s duties, position or responsibilities; (4) a substantial reduction, without good business reasons, of the facilities and perquisites available to the executive officer; (5) a reduction by the Company of the executive officer’s monthly base salary; (6) failure of the Company to continue the executive officer’s participation in any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement on substantially the same or better basis relative to other participants; or (7) the relocation of the executive officer more than fifty miles from the location of the Company’s principal office.

Change of Control

Since it is in our best interest to retain executive officers during uncertain times who will act in the best interests of the stockholders without concern for personal outcome, our Executive Employment Agreements provide benefits in the event of loss of employment for employees in good standing due to a change of control. Change of control is defined as the acquisition of 50 percent or more of our voting stock, the cessation of the incumbent board of directors to constitute a majority of the board of directors, or the reorganization, merger, or sale or disposition of at least 50 percent of our assets where we are not the surviving entity. Change of control severance benefits apply to terminations taking place between 240 days before a change of control and 730 days after a change of control.

Entitlements based on terms in Executive Employment Agreements if we terminate the employment without cause or notice related to a Change of Control	Mr. Edmiston	Mr. Haynes	Mr. Speirs	Mr. Nesselrode	Mr. Head

A lump sum amount equal to a certain multiple of base salary	3 times	2 times	2 times	2 times	2 times

A lump sum amount equal to a certain multiple of the highest annual bonus over the past 3 years or target bonus, whichever is higher	3 times	2 times	2 times	2 times	2 times

An amount equal to a certain number of years times the maximum annual employer contributions made under out 401(k) plan	3 years	2 years	2 years	2 years	2 years

Continuation of accident, life, disability, dental and health benefits for a certain number of years	3 years	2 years	2 years	2 years	2 years

Excise tax reimbursement and gross up on the reimbursement	Yes	Yes	Yes	Yes	Yes

Vesting of all stock options	Yes	Yes	Yes	Yes	Yes

Vesting of all restricted stock awards	Yes	Yes	Yes	Yes	Yes

Reimbursement of Outplacement Services	Yes	Yes	Yes	Yes	Yes

Restrictions on ability to compete with the company after termination of employment	2 years	2 years	2 years	2 years	2 years

The change of control benefits in the executive employment agreements contain a double trigger in that both a change of control must occur and the executive officer must be terminated without cause or resign for good reason within a specified period of time after the change of control. The Committee believes that the double trigger avoids unnecessarily rewarding an executive officer when a change of control occurs and the executive officer’s status is not changed as a result. However, because of the significant uncertainty that can arise during a period of a potential or actual change of control, the Committee has provided greater benefits to the executive officer in the event of a termination resulting from a change of control. Change of control benefits are detailed in the “Potential Payments under Termination or Change of Control” table in the “Compensation of Executive Officers” section.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis filed in this document. Based on such review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

R. E. Irelan, Committee Chairman

Igor Effimoff

J. Michael Stinson

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table summarizes the compensation of the Company’s named executive officers for the three most recently completed fiscal years ended December 31, 2011, 2010 and 2009.

Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation ($) (4)	Total

James A. Edmiston	2011	$507,000	$413,100	$326,748	$637,382	—	$217,835	$2,102,065
President and Chief	2010	456,923	509,000	332,990	640,884	—	18,388	1,958,185
Executive Officer	2009	450,000	300,000	207,000	191,632	398,250	19,366	1,566,248

Stephen C. Haynes	2011	278,077	120,700	146,589	285,203	—	14,148	844,717
Vice President,	2010	255,192	179,000	93,720	142,994	—	14,634	685,540
Chief Financial Officer	2009	235,000	82,250	64,400	35,378	121,145	14,780	552,953

Robert Speirs	2011	326,667	149,494	189,111	370,039	—	350,128	1,385,439
Senior Vice President,	2010	308,750	191,000	124,250	190,393	—	315,604	1,129,997
Eastern Operations	2009	300,000	90,000	69,000	36,852	151,640	383,977	1,031,469

Karl L. Nesselrode	2011	254,615	115,133	135,399	264,553	—	214,791	984,491
Vice President, Engineering	2010	242,596	152,000	78,100	119,095	—	339,526	931,317
and Business Development	2009	232,500	69,750	—	—	225,580	448,555	976,385

Keith L. Head	2011	246,192	106,250	87,282	170,229	—	40,083	650,036
Vice President,	2010	238,462	126,000	46,860	71,696	—	15,568	498,586
General Counsel	2009	235,000	82,250	—	—	240,200	15,953	573,403

Patrick R. Oenbring	2011	182,944	157,500	—	—	—	520,256	860,700
Vice President,	2010	308,654	208,000	124,250	190,393	—	20,620	851,917
Western Operations	2009	300,000	105,000	69,000	44,223	174,755	22,256	715,234

Notes:

(1)	Harvest pays bonuses one year in arrears but reflects the bonus in the table above in the year to which it related. Harvest deferred the payment of the 2009 bonuses to key employees until May 2010, which was after the 2009 proxy was filed. These bonuses have been included in the above table as 2009 bonuses. Harvest again deferred the payment of bonuses to key employees for 2010 until later in 2011. These bonuses have been included in the above table as 2010 bonuses. Bonuses related to 2011 were paid February 24, 2012 and are reflected in the table above.
(2)	Harvest uses the Black-Scholes option pricing model to determine the value of each option grant on the date of grant. Harvest does not advocate or necessarily agree that the Black-Scholes option pricing model can properly determine the value of an option. Calculations for the named officers are based on a weighted average expected life of five years, expected volatility of 61.34%, risk free interest rate of 1.8%, expected dividend yield of 0% and expected annual forfeitures of 3% for stock options and 0% for restricted stock.
(3)	In June 2009, Harvest issued stock appreciation rights (SAR) and restricted stock units (RSU) as long-term incentive compensation. These instruments can be settled in cash or equity. Currently, no plan has been approved by the shareholders for equity settlement and Harvest is recording the liability and expense associated with the awards based on the fair market value of the stock. At December 30, 2011, Harvest’s closing price of $7.38 per share was used to calculate the liability and expense associated with these awards.

(4)	Detail of all other compensation paid:

Name and Principal Position	Year	Group Term Life	Company 401(K) Match	Other Non- Cash	Special Bonus Award	Foreign Housing and Living Expense	Cost of Living Adjustment	Vacation Allowance	Transportation Allowance	Foreign Service Premium	Foreign Taxes	Total

James A. Edmiston	2011	$8,035	$9,800	—	$200,000	—	—	—	—	—	—	$217,835
President and Chief	2010	$7,866	$9,800	$722	—	—	—	—	—	—	—	$18,388
Executive Officer	2009	$9,566	$9,800	—	—	—	—	—	—	—	—	$19,366

Stephen C. Haynes	2011	$4,348	$9,800	—	—	—	—	—	—	—	—	$14,148
Vice President, Chief	2010	$9,800	$9,800	$650	—	—	—	—	—	—	—	$14,634
Financial Officer	2009	$9,800	$9,800	—	—	—	—	—	—	—	—	$14,780

Robert Speirs	2011	$1,376	—	—	—	$173,308	$81,699	$40,450	$34,000	$28,500	$(9,205)	$350,128
Senior Vice President,	2010	$1,376	—	$661	—	$157,678	$65,329	$34,115	$34,000	$28,500	$(6,055)	$315,604
Eastern Operations	2009	$736	—	—	—	$175,875	$57,612	$35,985	$34,000	$28,500	$51,269	$383,977

Karl L. Nesselrode	2011	$4,037	$9,800	—	100,000	—	—	—	—	—	$100,954	$214,791
Vice President,	2010	$3,871	$9,800	$687	—	$93,559	$39,346	$11,059	—	$45,308	$135,896	$339,526
Engineering and	2009	$3,772	$9,800	—	—	$163,419	$55,805	$17,250	—	$76,000	$122,509	$448,555
Business Development

Keith L. Head	2011	$5,283	$9,800	—	25,000	—	—	—	—	—	—	$40,083
Vice President,	2010	$5,118	$9,800	$650	—	—	—	—	—	—	—	$15,568
General Counsel	2009	$6,153	$9,800	—	—	—	—	—	—	—	—	$15,953

Patrick R. Oenbring	2011	$9,160	$9,800	$1,296	500,000	—	—	—	—	—	—	$520,256
Vice President,	2010	$10,133	$9,800	$687	—	—	—	—	—	—	—	$20,620
Western Operations	2009	$12,456	$9,800	—	—	—	—	—	—	—	—	$22,256

Grants of Plan-Based Awards

The following table shows information concerning options to purchase Common Stock granted to each of the named executive officers during 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards	Fair Value of Stock Based Awards ($)(2)
		(#)	(#)	($/Sh)

James A. Edmiston	5/20/2011		114,200	$11.19	637,382
	5/20/2011	29,200			326,748

Stephen C. Haynes	5/20/2011		51,100	$11.19	285,203
	5/20/2011	13,100			146,589

Robert Speirs	5/20/2011		66,300	$11.19	370,039
	5/20/2011	16,900			189,111

Karl L. Nesselrode	5/20/2011		47,400	$11.19	264,553
	5/20/2011	12,100			135,399

Keith L. Head	5/20/2011		30,500	$11.19	170,229
	5/20/2011	7,800			87,282

Patrick R. Oenbring	5/20/2011	—	—	$11.19	—
	5/20/2011	—	—		—

Notes:

(1)	Options granted May 20, 2011 vest 1/3 each year over a three year period.
(2)	Harvest granted options representing 498,500 shares to employees in 2011.

Outstanding Equity Awards at Fiscal Year End

The following table shows information concerning outstanding equity awards as of December 31, 2011 held by the named executive officers.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares Or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested
	Exercisable	Not exercisable	(#)	($)	(Date)	(#)	($)	(#)		($)

James A. Edmiston	100,000			$13.585	9/1/2014
	75,000			$12.795	3/4/2015
			85,000	$10.800	9/15/2015
			165,000	$10.800	9/15/2015
								250,000	(2)
	17,000			$9.605	3/2/2016
	24,334			$9.605	3/2/2016
	200,000	50,000		$9.625	2/27/2014
	120,000	—		$10.175	5/15/2015
	43,333	21,667		$4.595	6/18/2016	45,000	329,625
	53,633	107,267		$7.100	5/20/2015	46,900	343,543
	—	114,200		$11.190	5/20/2016	29,200	213,890

Stephen C. Haynes	50,000			$10.245	5/19/2015
	8,000	4,000		$4.595	6/18/2016	14,000	102,550
	11,967	23,933		$7.100	5/20/2015	13,200	96,690
		51,100		$11.190	5/20/2016	13,100	95,958

Robert Speirs	80,000	—		$13.690	6/1/2016
	64,000	16,000		$9.625	2/27/2014
	40,000	—		$10.175	5/15/2015
	8,333	4,167		$4.595	6/18/2016	15,000	109,875
	15,933	31,867		$7.100	5/20/2015	17,500	128,188
		66,300		$11.190	5/20/2016	16,900	123,793

Karl L. Nesselrode	36,000			$7.100	11/17/2013
	8,000			$13.010	5/26/2014
	20,000			$12.795	3/4/2015
	13,334			$9.605	3/2/2016
	56,000	14,000		$9.625	2/27/2014
	40,000	—		$10.175	5/15/2015
	9,967	19,933		$7.100	5/20/2015	11,000	80,575
		47,400		$11.190	5/20/2016	12,100	88,633

Keith L. Head	50,000	—		$10.065	5/7/2014
	20,000	—		$10.175	5/15/2015
	6,000	12,000		$7.100	5/20/2015	6,600	48,345
		30,500		$11.190	5/20/2016	7,800	57,135

Patrick R. Oenbring	120,000			$12.625	7/5/2012
	15,000			$4.595	7/5/2012
	47,800			$7.100	7/5/2012

(1)	The market value of shares is $7.325 per share, based upon the average of the high and low market prices on December 30, 2011.
(2)	This stock unit is a right to receive, after vesting, a cash amount equal to the difference between the closing price of the stock on September 15, 2005 and the price of the stock on the date the payment is distributed. Vesting is 1/3 on the last to occur of September 15, 2006 and the date on which the average of the stock price for 10 consecutive trading days is greater than $25 per share. Vesting of 1/3 on September, 2007 and 2008 is subject to the same $25 per share condition.

Options Exercised and Stock Vested

The following table provides information regarding the exercise of stock options during 2011 by the named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

James A. Edmiston	—	—	—	—

Stephen Haynes	—	—	20,000	$230,600

Robert Speirs	—	—	—	—

Karl L. Nesselrode	—	—	—	—

Keith L. Head	—	—	—	—

Patrick R. Oenbring	—	—	72,500	$854,350

Potential Payments under Termination or Change of Control

The tables below reflect the additional compensation to the named executive officers of the Company under the terms of their Executive Employment Agreements in the event of termination without cause or without proper notice, termination following change of control, or termination for disability or death. (See Compensation Discussion and Analysis — Employment Agreements and Change of Control above for a description of the terms of the Executive Employment Agreements.) The amounts shown in the tables assume that such termination was effective as of December 31, 2011, and thus include estimated amounts earned through that date that would be paid out to the named executive officers. The actual amounts can only be determined at the time of separation from the Company. Mr. Oenbring terminated employment on July 5, 2011; as a result he is not included in this section.

Executive Compensation and Benefits- James Edmiston	Voluntary Termination on 12/31/2011	Voluntary Termination Without Cause or Notice on 12/31/2011	Termination For Good Reason or Termination Due to Change in Control on 12/31/2011	For Cause Termination On 12/31/2011	Death on 12/31/2011	Disability On 12/31/2011

Compensation:
Base Salary	—	$1,620,000	$1,620,000	—	$1,620,000	$1,620,000
Short-term Incentive (100 percent of base salary)	—	—	1,620,000	—	—	—
Long-term Incentives
Stock Options (Intrinsic Value)	—	83,286	83,286	—	83,286	83,286
Restricted Shares	—	887,058	887,058	—	887,058	887,058
Stock Units Payable in Cash	—	2,229,500	2,229,500		2,229,500	2,229,500
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	1,841,881	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	98,127	—	—	—
401(k) Employer Match	—	29,400	29,400	—	29,400	29,400

Total	0	$4,869,244	$8,429,252	0	$5,149,244	$4,969,244

*	Until no longer disabled or Social Security Retirement Age

Executive Compensation and Benefits- Stephen Haynes	Voluntary Termination on 12/31/2011	Voluntary Termination Without Cause or Notice on 12/31/2011	Termination For Good Reason or Termination Due to Change in Control on 12/31/2011	For Cause Termination On 12/31/2011	Death on 12/31/2011	Disability On 12/31/2011

Compensation:
Base Salary	—	$568,000	$568,000	—	$568,000	$568,000
Short-term Incentive (50 percent of base salary)	—	—	358,000	—	—	—
Long-term Incentives
Stock Options (Intrinsic Value)	—	16,305	16,305	—	16,305	16,305
Restricted Shares	—	295,198	295,198	—	295,198	295,198
Stock Units Payable in Cash	—	121,145	121,145	—	121,145	121,145
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	399,180	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	60,040	—	—	—
401(k) Employer Match	—	19,600	19,600	—	19,600	19,600

Total	0	$1,040,248	$1,857,468	0	$1,320,248	$1,140,248

*	Until no longer disabled or Social Security Retirement Age

Executive Compensation and Benefits- Robert Speirs	Voluntary Termination on 12/31/2011	Voluntary Termination Without Cause or Notice on 12/31/2011	Termination For Good Reason or Termination Due to Change in Control on 12/31/2011	For Cause Termination On 12/31/2011	Death on 12/31/2011	Disability On 12/31/2011

Compensation:
Base Salary	—	$670,000	$670,000	—	$670,000	$670,000
Short-term Incentive (50 percent of base salary)	—	—	382,000	—	—	—
Long-term Incentives
Stock Options (Intrinsic Value)	—	18,546	18,546	—	18,546	18,546
Restricted Shares	—	361,855	361,855	—	361,855	361,855
Stock Units Payable in Cash		151,640	151,640		151,640	151,640
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	—	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	44,994	—	—	—
401(k) Employer Match	—	—	—	—	—	—

Total	0	$1,222,041	$1,649,035	0	$1,502,041	$1,322,041

*	Until no longer disabled or Social Security Retirement Age

Executive Compensation and Benefits- Karl Nesselrode	Voluntary Termination on 12/31/2011	Voluntary Termination Without Cause or Notice on 12/31/2011	Termination For Good Reason or Termination Due to Change in Control on 12/31/2011	For Cause Termination On 12/31/2011	Death on 12/31/2011	Disability On 12/31/2011

Compensation:
Base Salary	—	$516,000	$516,000	—	$516,000	$516,000
Short-term Incentive (50 percent of base salary)	—	—	304,000	—	—	—
Long-term Incentives
Stock Options (Intrinsic Value)	—	4,485	4,485	—	4,485	4,485
Restricted Shares	—	169,208	169,208	—	169,208	169,208
Stock Units Payable in Cash		225,580	225,580		225,580	225,580
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	—	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	62,656	—	—	—
401(k) Employer Match	—	19,600	19,600	—	19,600	19,600

Total	0	$954,873	$1,321,529	0	$1,234,873	$1,054,873

*	Until no longer disabled or Social Security Retirement Age

Executive Compensation and Benefits- Keith Head	Voluntary Termination on 12/31/2011	Voluntary Termination Without Cause or Notice on 12/31/2011	Termination For Good Reason or Termination Due to Change in Control on 12/31/2011	For Cause Termination On 12/31/2011	Death on 12/31/2011	Disability On 12/31/2011

Compensation:
Base Salary	—	$500,000	$500,000	—	$500,000	$500,000
Short-term Incentive (50 percent of base salary)	—	—	252,000	—	—	—
Long-term Incentives
Stock Options (Intrinsic Value)	—	$2,700	$2,700	—	$2,700	$2,700
Restricted Shares	—	$105,480	$105,480	—	$105,480	$105,480
Stock Units Payable in Cash		$240,200	$240,200		$240,200	$240,200
Benefits and Perquisites:
Outplacement	—	20,000	20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Excise Tax Gross Up	—	—	—	—	—	—
Disability Benefits per year *	—	—	—	—	—	120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	54,040	—	—	—
401(k) Employer Match	—	19,600	19,600	—	19,600	19,600

Total	0	$887,980	$1,194,020	0	$1,167,980	$987,980

*	Until no longer disabled or Social Security Retirement Age

STOCK OWNERSHIP

Directors and Named Executive Officers

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors and nominees for director, each named executive officer and our directors and named executive officers as a group. Except as otherwise indicated, all information is as of March 30, 2012.

The number of shares beneficially owned by each director or named executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 30, 2012 through the exercise of stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his spouse) with respect to the shares set forth in the following table.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Shares Acquirable Within 60 Days	Total Beneficial Ownership	Percent of Shares Outstanding(2)
James A. Edmiston	287,100	775,000	1,062,100	2.84%
Stephen C. Haynes	59,510	98,967	158,477	*
Keith L. Head	37,971	92,167	130,138	*
Karl L. Nesselrode	60,585	223,068	283,653	*
Robert Speirs	183,150	262,300	445,450	1.19%
Stephen D. Chesebro’	332,854	15,000	347,854	*
Igor Effimoff	44,000	10,000	54,000	*
H. H. Hardee	189,783	25,000	214,783	*
Robert E. Irelan	56,000	10,000	66,000	*
Patrick M. Murray	195,854	15,000	210,854	*
J. Michael Stinson	82,000	15,000	97,000	*

All current directors and executive officers as a group of eleven persons	1,528,807	1,541,502	3,070,309	8.22%

*	Represents less than one percent of the Company’s outstanding common stock.
(1)	This number does not include common stock that our directors or named executive officers have a right to acquire within 60 days of March 30, 2012.
(2)	Percentages are based upon 37,354,047 shares of common stock outstanding on March 30, 2012.
(3)	Percentage should be calculated assuming that the vested options have been exercised by the individual for whom the percent is being calculated.

Certain Beneficial Owners

The following table shows the beneficial owners of more than five percent of the Company’s common stock as of December 31, 2011 based on information available as of February 14, 2012:

Name and Address	Aggregate Number of Shares Beneficially Owned(1)	Percent of Shares Outstanding(2)

Capital World Investors(3) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	3,820,670	11.13%

Porter Olin(4) 666 Fifth Avenue, Suite 3403 New York, NY 10103	3,284,446	9.57%

Dimensional Fund Advisors LP(5) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,841,597	8.28%

BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	1,995,504	5.81%

Jet Capital Investors, L.P.(7) 667 Madison Avenue, 9th Floor New York, NY 10021	1,877,100	5.47%

State Street Corporation(8) State Street Financial Center One Lincoln Street Boston, MA 02111	1,815,436	5.29%

The Vanguard Group(9) 100 Vanguard Blvd. Malvern, PA 19355	1,729,444	5.04%

(1)	The stockholder has sole voting and dispositive power over the shares indicated unless otherwise disclosed.
(2)	The Company’s outstanding common shares as of December 31, 2011 were 34,317,087.
(3)	The address and aggregate number of shares beneficially owned by Capital World Investors are based upon its Schedule 13G filed with the SEC February 10, 2012.
(4)	The address and aggregate number of shares beneficially owned by Porter Olin are based upon its Schedule 13G filed with the SEC on February 6, 2012.
(5)	The address and aggregate number of shares beneficially owned by Dimensional Fund Advisors LP are based upon its Schedule 13G/A filed with the SEC February 14, 2012.
(6)	The address and aggregate number of shares beneficially owned by BlackRock, Inc. are based upon its Schedule 13G filed with the SEC on February 13, 2012.
(7)	The address and aggregate number of shares beneficially owned by Jet Capital Investors, L.P. are based upon its Schedule 13G/A filed with the SEC on February 13, 2012.

(8)	The address and aggregate number of shares beneficially owned by State Street Corporation are based upon its Schedule 13G filed with the SEC on February 9, 2012.
(9)	The address and aggregate number of shares beneficially owned by The Vanguard Group are based upon its Schedule 13G filed with the SEC on February 8, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires our directors, executive officers and beneficial holders of more than 10 percent of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our stock. Based solely upon our review of SEC Forms 3, 4 and 5 and any amendments thereto furnished to us, to our knowledge, during fiscal year 2011, our officers, directors and 10 percent stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon the written representations of our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Code of Business Conduct and Ethics (the “Code”) applies to all of our directors, officers and employees. Under the Code, individuals subject to the Code and their family members must knowingly avoid owning any interest (other than nominal amounts of stock in publicly-traded companies) in any supplier or customer; consulting with, or being an employee of, any customer, lessor, lessee, contractor, supplier or competitor; purchasing from, or selling to us, assets, goods or services; or serving on the board of directors of any customer, lessor, lessee, contractor, supplier or competitor, except where full disclosure of all facts is made known to us in advance to permit us to protect our interests. Each year we require our executive officers to certify their compliance with the Code. Our Audit Committee has oversight compliance responsibilities for the Code. Exceptions to the Code are reported to the Audit Committee. Waivers of the Code for officers and directors may only be granted by the Board and waivers for employees may only be granted by the CEO and reported to the Audit Committee. No waivers of the Code were granted in 2011. In addition to the Code, each year we require our directors and executive officers to disclose in writing certain transactions and relationships and this information is used in preparing the proxy statement and in making independence determinations for directors.

For the purposes of this proxy statement, the Company has no transactions to describe pursuant to SEC Regulation S-K Item 404(a).

INTEREST OF OFFICERS AND DIRECTORS IN MATTERS TO BE ACTED UPON

None of the Company’s officers or directors have any interest in any of the matters to be acted upon, except to the extent that the outcome of the advisory votes on management compensation and the frequency of the advisory vote on management compensation may affect Board decisions regarding management compensation.

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed our audited financial statements for the year ended December 31, 2011 with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. In addition, we discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with respect to those statements.

We have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence, in connection with its audit of the Company’s most recent financial statements, and have discussed with PricewaterhouseCoopers LLP its independence.

Based upon these reviews and discussions, and management’s assurances, we recommend to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The information in the foregoing paragraphs shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act; except to the extent that we specifically incorporate these paragraphs by reference.

Patrick M. Murray, Chairman

Igor Effimoff

H.H. Hardee

J. Michael Stinson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During 2011, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and provided certain tax and consulting services. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting of stockholders where they will be available to respond to questions and, if they desire, to make a statement.

Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of our annual financial statements for 2011 and 2010, the review of the financial statements in our quarterly reports and the filing of our registration statement were $1,190,000 and $807,500, respectively.

Audit-Related Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services related to the performance of the audit or review of our financial statements and not included as “Audit Fees” above for 2011 and 2010 were $0 and $99,700, respectively.

Tax Fees. Professional services billed by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning in 2011 and 2010 were $34,870 and $51,000, respectively.

All Other Fees. There were no other fees paid to our independent registered public accounting firm in 2011 and 2010.

All of the foregoing fees were approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee’s Charter provides that our independent registered public accounting firm may provide only those services pre-approved by the Audit Committee, subject to de minimus exceptions for non-audit services described in the rules and regulations of the SEC which are subsequently ratified by the Audit Committee prior to completion of the audit. The Audit Committee annually reviews and pre-approves the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the independent registered public accounting firm. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services.

The Audit Committee may delegate to a member(s), the authority to grant pre-approvals under its policy with respect to audit and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting.

The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence.

QUESTIONS AND INFORMATION REGARDING THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q.	What shares owned by me can be voted?

A:	You may vote all shares owned by you as of the close of business on March 30, 2012, the record date. These shares include those (1) held directly in your name as a stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for your use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for your use.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later cannot attend or decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet – If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

By Telephone – If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

By Mail – You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy by Internet, telephone or mail. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee. Proxies are revocable by written notice to the Secretary of the Company at our address set forth on the cover of this proxy statement, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees, or your vote may be “WITHHELD” for one or more of the nominees, in which case your vote will be FOR all the nominees from whom you do not specifically withhold your vote. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

For the ratification of independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

If you sign your proxy card or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected.

The ratification of the appointment of independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present, in person or by proxy, and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means you have shares which are registered in different ways or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting. We will also provide preliminary voting results within four business days after the meeting, and provide final voting results within four business days after they are available, by filing a Current Report on Form 8-K with the SEC, which you can access at the SEC’s website, www.sec.gov, or at our website at www.harvestnr.com.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the two proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Stephen C. Haynes and Keith L. Head, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What classes of shares are entitled to be voted?

A:	There is only one class of common stock. Each share of our common stock outstanding as of the close of business on March 30, 2012, the record date, is entitled to one vote at the annual meeting. On the record date, we had 37,354,047 shares of common stock outstanding.

Q:	Who will count the vote?

A:	A representative of Wells Fargo Bank, N.A., our transfer agent, will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to our management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	The cost of this proxy solicitation will be borne by the Company. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials, except that certain expenses for Internet access will be incurred by you if you choose to access the proxy materials or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who, except in the case of non-executive directors, will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations.

Under SEC rules, stockholder proposals for our 2013 annual meeting of stockholders must be received at our principal executive offices by December 4, 2012 to be eligible for inclusion in our proxy materials relating to that meeting.

Under the Company’s Bylaws, other stockholder proposals that are proposed to be brought before the 2013 annual meeting (outside the process of the SEC’s rule on stockholder proposals) must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2013 annual meeting, would be no earlier than November 18, 2012, and no later than March 18, 2013); provided, however, that in the event that the date of the annual meeting is more than 45 days later than the anniversary date of the immediately preceding annual meeting (which, for the 2013 annual meeting, would be after July 1, 2013), nominations by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the annual meeting was mailed to stockholders or the date on which it is first disclosed to the public. Nominations for directors must be submitted as described on page 5 of this proxy statement.

Any stockholder proposals must be in writing and addressed to the attention of our Corporate Secretary. We reserve the right to reject, rule out of order or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

KEITH L. HEAD
Vice President, General Counsel and
Corporate Secretary

April 10, 2012

Harvest Natural Resources, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 17, 2012

8:30 a.m.

at our offices

1177 Enclave Parkway

Houston, Texas 77077

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2012.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Stephen C. Haynes and Keith L. Head, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET — www.eproxy.com/hnr

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 16, 2012.

PHONE — 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 16, 2012.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote by Internet or by Telephone, you do NOT need to mail back your Proxy Card

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Stephen D. Chesebro’ 02 James A. Edmiston 03 Dr. Igor Effimoff 04 H. H. Hardee	05 Robert E. Irelan 06 Patrick M. Murray 07 J. Michael Stinson	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2012.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐

Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and name of authorized officer signing the proxy.